Exhibit 99.1
For Immediate Release
Media:                     Peter J. Faur
(602) 366-7993
Investors:   Stanton K. Rideout
(602) 366-8589
Phelps Dodge Reaffirms Commitment to Returning Cash to Shareholders
and Rejects Reckless Demand by Atticus Capital
PHOENIX, Feb. 15, 2006 — Phelps Dodge Corp. (NYSE:PD) today reaffirmed its commitment to returning substantial cash to its shareholders and rejected a reckless demand from Atticus Capital to add a substantial debt burden to the company to fund an additional share repurchase program.
Chairman and Chief Executive Officer J. Steven Whisler said: “I have spoken with representatives of Atticus Capital on several occasions in recent months to try to gain a clear understanding of their proposals for Phelps Dodge. We believe their demand to add a substantial debt burden to Phelps Dodge at this point in the metal-pricing cycle to fund an additional stock buyback program represents a reckless bet that could threaten our company’s future.
“There should be no doubt, however, about our board’s commitment to return cash to our shareholders. Last October, the board authorized a shareholder capital return program of $1.5 billion, and we already have authorized the return of more than $900 million to Phelps Dodge shareholders through special dividends. We are committed to returning another $600 million by the end of 2006 — and possibly more — but we will do so only as our actual results justify it. We will not compromise our financial discipline based merely on a hope about future prices in an extremely volatile market.
“We find it regrettable that Atticus Capital has chosen to mischaracterize our discussions, as well as our commitment to shareholder interests. We regularly meet with our shareholders, including Atticus Capital, and listen carefully to their views. In our most recent conversation with Atticus Capital last week, Atticus asked whether Mr. Barakett, the Atticus chairman, or an independent individual they would suggest to us could be added to our board of directors. I told Mr. Barakett that if he would identify specific potential director candidates, I would forward that information to our board’s Committee on Directors and Corporate Governance for consideration. Mr. Barakett assured me that he would call me back promptly with specific suggestions. Unfortunately, our next communication from Atticus was today’s public letter.
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“The company intends to maintain a solid, investment-grade credit rating throughout the copper cycle, keep an appropriate debt-to-capitalization ratio and retain sufficient cash balances to maintain Phelps Dodge’s financial flexibility and to ensure appropriate funding of its growth and asset improvement projects. We will continue to maintain financial discipline by focusing on these priorities in the context of our capital structure and potential strategic opportunities with the objective of increasing long-term shareholder value.
“The future of this 172-year-old company has never looked brighter. We have significant, exciting growth projects scheduled to come on stream over the next several years. Our cutting-edge technology is significantly enhancing our competitive position. These growth projects and investments in technology, however, require substantial capital. We will not recklessly add debt that could threaten our ability to make these investments in a risky bet on future metals prices in a very volatile market. We are absolutely committed, however, to returning substantial cash to our shareholders as our actual results warrant it.”
Phelps Dodge Corp. is one of the world’s leading producers of copper and molybdenum and is the largest producer of molybdenum-based chemicals and continuous-cast copper rod. The company and its two divisions, Phelps Dodge Mining Co. and Phelps Dodge Industries, employ approximately 15,000 people worldwide.
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